EXHIBIT 21

Mentor Graphics Subsidiaries

As of December 31, 2002

Active Subsidiaries

Accelerated Technology SARL

IKOS India PUT Ltd

IKOS Systems, Inc.

Innoveda, Inc.

Mentor Design Systems Pte. Ltd.

Mentor Graphics (Asia) Pte Ltd

Mentor Graphics (Canada) Limited

Mentor Graphics (Deutschland) GmbH

Mentor Graphics Egypt

Mentor Graphics (Espana) S.A.

Mentor Graphics (Finland) Oy

Mentor Graphics (France) Sarl

Mentor Graphics (India) Private Limited

Mentor Graphics (Israel) Limited

Mentor Graphics (Japan) Co. Ltd.

Mentor Graphics (Netherlands) B.V.

Mentor Graphics (Scandinavia) AB

Mentor Graphics (Schweiz) AG

Mentor Graphics Shanghai Electronic Technology Co.

Mentor Graphics (UK) Limited

Mentor Graphics Development (Ireland) Ltd.

Mentor Graphics Development (Japan) Ltd.

Mentor Graphics Finance B.V.

Mentor Korea Company Limited

Meta Systems SARL

Holding Subsidiaries

Mentor Graphics (Holdings) Limitied

Mentor Graphics (Netherlands Antilles) N.V.